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                                                                     EXHIBIT 11
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                            CHAPARRAL STEEL COMPANY


                                                                             YEAR ENDED MAY 31,
                                                                   -------------------------------------
                                                                    1997           1996            1995
                                                                   ------         ------          ------
                                                                      (In thousands except per share)

AVERAGE SHARES OUTSTANDING:
   For 1997, 1996 and 1995, weighted average shares
      outstanding.............................................     28,423         29,278          29,680
                                                                   ======         ======          ======



Primary:
   Average shares outstanding.................................     28,423         29,278          29,680
   Stock options and other equivalents
      treasury stock method...................................        305            265              42
                                                                  -------         ------         -------
                           TOTALS                                  28,728          29,543         29,722
                                                                   ======          ======         ======



Fully diluted:
   Average shares outstanding.................................     28,423         29,278          29,680
   Stock options and other equivalents
      treasury stock method...................................        347            287              42
                                                                  -------         ------         -------
                           TOTALS                                  28,770         29,565          29,722
                                                                   ======         ======          ======



INCOME APPLICABLE TO COMMON STOCK:
   Primary and fully diluted:
      NET INCOME..............................................   $ 40,182        $41,977       $  19,607
         Add:
             Pre-September 1990 contingent
               amortization...................................        233            233             233
                                                                 --------        -------       ---------

NET INCOME APPLICABLE TO COMMON STOCK.........................   $ 40,415        $ 42,210      $  19,840
                                                                 ========        ========      =========



PRIMARY AND FULLY DILUTED:

NET INCOME PER COMMON SHARE...................................   $   1.41        $    1.43     $     .67
                                                                 ========        =========     =========





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